Exhibit 5.1

Covington & Burling LLP The New York Times Building 620 Eighth Avenue New York, NY 10018-1405 T +1 212 841 1000
BEIJING BRUSSELS LONDON LOS ANGELES NEW YORK SAN FRANCISCO SEOUL SHANGHAI SILICON VALLEY WASHINGTON

November 13, 2015

Zoetis Inc.

100 Campus Drive

Florham Park, NJ 07932

Ladies & Gentlemen:

We have acted as counsel to Zoetis Inc., a Delaware corporation (the “Company”), and are rendering this opinion in connection with the registration by the Company under the Securities Act of 1933 (the “Act”) of $500,000,000 in aggregate principal amount of the Company’s 3.450% Senior Notes due 2020 (the “2020 Notes”) and $750,000,000 in aggregate principal amount of the Company’s 4.500% Senior Notes Due 2025 (the “2025 Notes” and together with the 2020 Notes, the “Notes”), issued pursuant to the Indenture, dated as of January 28, 2013, between the Company and Deutsche Bank Trust Company Americas, as Trustee (the “Base Indenture”), as supplemented by the Second Supplemental Indenture, dated as of November 13, 2015 (the “Second Supplemental Indenture” and together with the Base Indenture, the “Indenture”), pursuant to the prospectus, dated July 21, 2015 (the “Base Prospectus”), as supplemented by the prospectus supplement, dated November 9, 2015 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to the registration statement on Form S-3 (No. 333-205777), filed with the Securities and Exchange Commission (the “Commission”) on July 21, 2015 (such registration statement, as amended to the date hereof, is herein referred to as the “Registration Statement”).

We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have assumed further that the Trustee has duly authorized, executed and delivered the Indenture.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Based upon the foregoing, we are of the opinion that, when the Notes have been (a) duly executed by the Company and authenticated by the Trustee in accordance with the Indenture and (b) duly issued and delivered against payment therefor as contemplated by the Prospectus, the Notes will constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

We are members of the bar of the State of New York. We do not express any opinion herein on any laws other than the law of the State of New York.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Covington & Burling LLP

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